As filed with the Securities and Exchange Commission on October 13, 1999.
                           Registration No. __________



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            RESEARCH ENGINEERS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                       22-2356861
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

                            22700 Savi Ranch Parkway
                          Yorba Linda, California 92887
                                 (714) 974-2500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

           ----------------------------------
                 Jyoti Chatterjee, President               Copy to:
                   Research Engineers, Inc.            Gregg Amber, Esq.
                   22700 Savi Ranch Parkway            Rutan & Tucker LLP
                Yorba Linda, California 92887    611 Anton Boulevard, Suite 1400
                       (714) 833-3838             Costa Mesa, California 92626
                                                        (714) 641-5100
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------
  Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [/]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If  delivery  of  the  prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

                               ------------------

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------=============
Title of                               Proposed       Proposed
Securities             Amount          Maximum         Maximum       Amount of
To Be                  To Be        Offering Price    Aggregate     Registration
Registered          Registered(1)    Per Share (2)  Offering Price      Fee
-------------------------------------------------------------------=============
Common Stock,
$.01 par value(3)     1,149,208          $9.25        $10,630,174      $2,955
-------------------------------------------------------------------=============

(1) In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of determining the registration fee. Calculated pursuant to Rule 457(c), on the basis of the market price per share on October 11, 1999.
(3) Includes 50,000 shares of common stock underlying outstanding common stock purchase warrants and 928,573 shares of common stock underlying Series B 5% Convertible Preferred Stock.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                 SUBJECT TO COMPLETION DATED OCTOBER 13, 1999



                            RESEARCH ENGINEERS, INC.
                                1,149,208 Shares
                                  Common Stock

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

   This prospectus relates to 1,149,208 shares of our common stock, $.01 par value per share which are being offered by the selling stockholders, including shares of common stock underlying warrants and shares of Series B 5% Convertible Preferred Stock which we previously issued to certain selling stockholders.

   The shares offered hereby were acquired by the selling stockholders in private transactions and are "restricted securities" under the Securities Act of 1933. This prospectus has been prepared for the purpose of registering the shares under the Securities Act of 1933 to allow for future sales by the selling stockholders to the public without restriction. To our knowledge, the selling stockholders have made no arrangement with any brokerage firm for the sale of the shares. The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. We agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933. See "Plan of Distribution."

   The price of the common stock being offered by the selling stockholders may vary, depending on market conditions. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

   There is an existing market for these shares. Our common stock is traded on the Nasdaq National Market System under the symbol "RENG." The last reported sales price on October 11, 1999 was $9.25 per share.
                   ----------------------------------------

   The common stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 4.
                   ----------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
     OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                    ----------------------------------------


               The date of this prospectus is October 13, 1999

                                TABLE OF CONTENTS

   The Company.......................................................  3
   Risk Factors......................................................  4
   Special Note Regarding Forward-Looking Statements................. 11
   Plan of Distribution.............................................. 12
   Selling Stockholders.............................................. 14
   Use of Proceeds................................................... 16
   Experts........................................................... 17
   Legal Matters..................................................... 17
   Where You Can Find More Information............................... 17
   Incorporation of Certain Documents by Reference................... 17

   No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                                   THE COMPANY

   Research Engineers, Inc. was incorporated in 1981 and is headquartered in Yorba Linda, California. We are a leading provider of technically advanced engineering software solutions. Our software products provide fully integrated easy-to-use design automation and analysis solutions for use by engineering analysis and design professionals worldwide. Our comprehensive line of structural, mechanical, civil and process/piping engineering software products is designed to fully integrate the functions of model generation, analysis, design drafting and data presentation. All of our products utilize a proprietary Windows-based graphics engine, allowing the software to be used with or without third-party CAD software. Our products assist engineers in performing a myriad of mission-critical engineering tasks, including the analysis and design of industrial, commercial, transportation and utility structures, pipelines, machinery, automotive and aerospace products, and survey, contour and digital terrain modeling. Suggested list prices for most of our products range from approximately $995 to $7,000.

   Through the acquisitions of R-Cube Technologies in February 1999 and NetGuru Systems in September 1999, we have expanded into the $90 billion information technology services industry, providing expertise in data-mining and embedded technologies to Internet/Intranet design and communications. In addition, in April 1999, we announced that we had launched the first of several e-commerce special interest portals targeting the 90 million expatriate professionals of the Asia Pacific region now living throughout Europe and North America.

   We currently license our software products to more than 19,000 customers accounting for over 47,000 software installations and 140,000 concurrent users worldwide. A selected list of our customers include: Bechtel Corporation, Boston Edison, British Telecom, California Department of Resources, California Institute of Technology, Jet Propulsion Laboratories, Exxon Corporation, Fluor Daniel, Inc., General Dynamics, NASA, Rocketdyne, Siemens AG and Toyo
Engineering.   Our   products   are  sold   and   supported   domestically   and
internationally through our network of branch offices, subsidiaries and representatives in the United States, United Kingdom, Germany, Japan, France, Scandinavia, Australia, China, Singapore, India, Indonesia, Korea, Thailand, Malaysia, South Africa, Mexico, Russia, the Middle East and Latin America. Our structural and civil engineering products provide eight international language options and local design codes required by our worldwide markets.

                                  RISK FACTORS

   In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating us and our business before purchasing the common stock offered by this prospectus. An investment in the common stock offered hereby is speculative in nature and involves a high degree of risk.

Risks Related to Our Business

   Our success depends on our retention of our current key management and technical personnel.

   Our future success depends to a large extent upon the continued services of key managerial and qualified technical and marketing employees and on our ability to attract, assimilate or retain other highly qualified employees. Competition for such personnel is intense, and there can be no assurance that we will be able to attract, assimilate or retain such personnel. The loss of the services of any of our key employees or our inability to recruit quality personnel could have a material adverse effect on our business. We do not currently maintain life insurance on the lives of any of our key employees.

   If we are unable to effectively manage our expanded operations our business could be adversely affected.

   We expect to experience rapid growth over the next several years. This could place a significant strain on our management and other resources. Our ability to manage our growth will require us to continue to improve our operational, financial and management information systems, and to motivate and effectively manage our employees. Among other things, we will need to hire and integrate new managers and install and operate new or enhanced accounting and financial management systems. If we are unable to manage growth effectively, the quality of our products and services, our ability to identify, hire and retain key personnel and our business and results of operations could be adversely affected.

   The markets in which we compete are highly competitive and we expect them to become more competitive in the future, which could result in significant price competition, reduced revenues, lower profit margins or loss of market share.

   The CAD, computer aided engineering software and information technology industries are highly competitive. These industries may experience pricing and margin pressure which as a result, could adversely affect our operating results and financial position. A number of companies offer products and services that target the same markets as we target. Some of our competitors and potential competitors have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than ours. Our competitors may develop products that are superior to ours or that achieve greater market acceptance. Our future success will depend significantly upon our ability to increase our share of our target markets and to sell additional products, product enhancements and services to our existing customers. We may not be able to compete successfully, and competition may result in decreases in:

       -  the prices we receive for our products and services

       -  our revenues

       -  our profit margins

       -  our market share

Any  such  decreases  would  adversely   affect  our  business  and  results  of
operations.

    The majority of our revenues are currently derived from the engineering design industry so a decline in this industry or related industries may adversely affect our business.

    Although we are in the process of diversifying our business through acquisitions and through expansion into information technology and other lines of business, during the fiscal year ended March 31, 1999, approximately 96% of our revenues were derived from sales of engineering software products to the construction and plant design industries. Companies in these industries will continue to account for significant amounts of our revenue for the foreseeable future, and we depend on continued demand for our products from those industries. While those industries are cyclical, downturns in those industries are difficult to predict and it could be difficult for us to react quickly if and when downturns occur. Any such downturns could adversely affect our business and results of operations.

   If we are unable to successfully implement our acquisition strategy, our expectations of our growth or operating results may not be met.

   To expand our markets, our business strategy includes growth through acquisitions. For instance, through the acquisitions of R-Cube in February 1999 and NetGuru in September 1999, we have expanded into the $90 billion IT services industry. Identifying and pursuing strategic acquisition opportunities and integrating acquired products and businesses requires a significant amount of management time and skill. There can be no assurance that we will be able to identify suitable acquisition candidates, consummate any acquisition on acceptable terms or successfully integrate any acquired business into our operations. There also can be no assurance that any future acquisition will not have an adverse effect upon our operating results, particularly in the fiscal quarters immediately following consummation of the acquisition while the acquired business is being integrated into our operations.

    We have recently expanded into new lines of business, and those lines of business may be difficult to integrate with our core business.

    We have been in the engineering software business since 1981. We have only recently entered the information technology, Internet special interest portal and digital animation fields. Our expansion into these lines of business may be particularly difficult for us to manage, acquisitions in these fields may be more difficult for us to integrate, at least initially, because they involve different disciplines and require different expertise than our core business. If we are not able to attain the level of expertise and reputation in these fields that we feel we have attained in the engineering software field, our business and results of operations could be adversely affected.

   Our intellectual property protections may not be adequate and could adversely affect our business.

   We rely primarily on a combination of contract, copyright, trademark and trade secret laws, license and confidentiality agreements and software security measures to protect our proprietary technology. We distribute our products under "shrink-wrap" software license agreements, which grant end-users licenses to (rather than ownership of) our products and which contain various provisions intended to protect our ownership and confidentiality of the underlying technology. In addition, our software is distributed with a third party "hardware lock." We also require all of our employees and other parties with access to our confidential information to execute agreements prohibiting the unauthorized use or disclosure of our technology. In addition, we periodically review our proprietary technology for patentability, although we do not have any current patents. Despite these precautions, we believe that existing laws provide limited protection for our technology and that it may be possible for a third party to misappropriate our technology or to independently develop similar technology. In addition, effective copyright and trade secret protection may not be available in every jurisdiction where we distribute our products, particularly in foreign countries where the laws generally offer no protection or less protection than those of the United States. Due to our significant reliance upon international sales of our products, this lack of copyright and trade secret protection could adversely affect our business and results of operations if a third party were successful in copying our products and marketing products similar to ours. Moreover, "shrink-wrap" licenses, which are not signed by the end-user, may be unenforceable in certain jurisdictions.

   We believe that, due to the rapid pace of technological innovation and change within the engineering industry, legal protections afforded our technology are less significant in affecting our business and results of operations than factors such as our reputation, our products, the knowledge, ability and experience of our personnel, the frequency of product enhancements and the timeliness and quality of our customer service and support.

   In order to compete successfully, we must keep pace with the rapid changes to which our industries are subject.

   The engineering software and information technology industries are characterized by rapid technological advances, changes in customer requirements and frequent new product and services introductions and enhancements. Our future success will depend upon our ability to enhance our current products and services and to develop and introduce new products and services that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. In particular, we believe we must continue to respond quickly to users' needs for broad functionality and to advances in hardware and operating systems. Any failure on our part to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or revenues. New products or product enhancements which we develop might not achieve market acceptance.

Risks Related to our International Operations

A substantial portion of our sales are made in foreign markets and, as a result, we are subject to a number of risks associated with international business activities.

   Sales of our products and services to customers located outside the United States accounted for approximately 45% of our net revenue for the fiscal year ended March 31, 1999. We anticipate that international sales will continue to account for a significant portion of our total software sales. As a result, our financial results could be impacted by weakened general economic conditions, such as the recent condition in the Asian markets, differing technological advances or preferences, volatile foreign exchange rates and government trade restrictions in any country in which we do business.

   We have increasingly relied on distributors and representatives to market our products, particularly in the Asia-Pacific market. Our revenue in any particular quarter may be negatively impacted by a lower than anticipated performance of any significant distributor or representative. We do not offer a right of return to distributors or representatives. We do, however, provide extended payment terms of up to 90 days and commissions to these distributors and representatives. Commissions range from 20% to 70% of gross sales. These commissions are recorded at the time of sale and are reflected in selling expenses in our consolidated statements of operations. Sales in other regions such as North America and Europe are generally made without commissions. We continue to assess the costs and benefits of continuing to offer these commissions and to evaluate means whereby the amounts can be reduced. Means by which commissions may be reduced include, but are not limited to, opening additional foreign sales offices, establishing new foreign subsidiaries and renegotiating current commission amounts with foreign distributors and representatives. We may, however, find it necessary in the future to continue to provide commissions at current levels or possibly increase them in order to expand international sales, which could negatively impact our operating income.

   There  are  a  number  of  risks  inherent  in  our  international   business
activities, including:

       -  unexpected changes in regulatory  requirements
       -  tariffs,  duties and other trade barriers and restrictions
       -  longer account receivable payment cycles
       -  potentially  adverse  tax  consequences
       -  the burdens of  compliance  with foreign laws
       -  lack of international  market data
       -  difficulties in managing the staffing of  international  operations
       -  establishing  or  maintaining international  distribution channels
       -  increased collection risks
       -  uncertain political, regulatory and economic developments

   Any of these risks could adversely affect our business and results of operations.

   If we are unable to meet the regulatory standards of foreign governments on a timely basis, our foreign operations and sales could be delayed and revenues negatively impacted.

   While we believe our current products and services are designed to meet the regulatory standards of foreign markets, our inability to maintain or to obtain foreign regulatory approvals on a timely basis in the future could adversely affect our business.

   Because the financial statements of our foreign subsidiaries are prepared using the relevant foreign currency which must be converted into U.S. dollars for inclusion in our consolidated financial statements, exchange rate fluctuations may adversely impact our reported earnings.

   We have established and acquired several international subsidiaries, which prepare their balance sheets in the relevant foreign currency. In order to be included in our consolidated financial statements, these balance sheets are converted, at the then current exchange rate, into U.S. dollars and the statements of operations are converted using weighted average exchange rates for the applicable period. Therefore, exchange rate fluctuations can have a detrimental effect on our earnings or on our ability to compete. We do not engage in hedging activities to protect against the risk of currency fluctuations. Foreign currency denominated sales may result in gains and losses on the conversion to U.S. dollars. We have historically denominated sales by our foreign subsidiaries in the local currency. In addition, we expect that in the future many of our European subsidiaries will denominate their revenues in the Euro. The Euro is an untested currency and may be subject to economic risks that are not currently contemplated and which could have a harmful effect on our business.

Risks Related to this Offering

   The market price of our stock has fluctuated and may continue to fluctuate due to changes in revenue and operating results and general market conditions.

   Our operating results have fluctuated in the past and may fluctuate significantly in the future. Future results could be impacted by factors such as customer order delays, a slower growth rate in the market, increased competition or adverse changes in general economic conditions in any of the countries in which we do business. While no single customer has accounted for more than 10% of our revenues, the loss of a major distributor or a reduction in orders from a major distributor could have a significant impact on our results of operations in any particular quarter or fiscal year.

   Our quarterly results of operations may also vary significantly depending on a number of other factors, including the timing of the introduction or enhancement of products by us or our competitors, market acceptance of new products, customer order deferrals in anticipation of new products, changes in our operating expenses, personnel changes, mix of products sold, changes in product pricing, acquisitions of additional products or businesses and general business and economic conditions. There can be no assurance that we will be able to grow or sustain our profitability on a quarterly or annual basis.

   In addition, certain of our expenses are based, in part, on our future revenue expectations. We continue to increase our operating expense levels to meet the growing customer demand for our products and services. If revenue is below expectations, our operating results could be adversely and materially affected. Net income may be disproportionately affected by an unexpected reduction in revenue because certain expenses are generally committed in advance.

      Our stock price may fluctuate significantly as a result of fluctuations in our quarterly performance, and may also fluctuate due to other factors, many of which are beyond our control, such as analysts' expectations and our performance relative to those expectations, global economic conditions and general market conditions. During the past year, our stock price has fluctuated from a low of $1.87 per share during the week of December 31, 1998, to a high of $11.50 during the week of April 30, 1999. Any of the following factors could have a significant impact on the market price of our common stock:

       -  variations in our revenue
       -  variations in our earnings and cash flows
       - announcements of technological innovations or price reductions by us, our competitors, or providers of alternative products and processes
       -  the gain or loss of significant customers
       -  changes in analysts' earnings estimates
       -  general  conditions  in  the  engineering   software  and  information
          technology markets

   In addition, the securities markets have recently experienced significant price and volume fluctuations that have particularly affected technology-based companies, and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has sometimes been instituted against the issuing company. If securities litigation is brought against us, it could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business and results of operations. Any adverse determination in such litigation could also subject us to substantial liabilities.

   We may need additional capital in the future and adequate financing may not be available.

   Our future capital requirements will depend upon many factors, including the development of new products, possible future strategic acquisitions, the progress of our research and development efforts, the expansion of our sales and marketing efforts and the status of competitive products. We believe that current and future available capital resources will be adequate to fund our operations for the foreseeable future. However, to the extent we are in need of any additional financing after such time, there can be no assurance that any such additional financing will be available to us on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders may result. If adequate funds are not available, we may be required to delay, scale back or eliminate our research and development program or to obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain such financing could adversely affect our business, financial condition and results of operations.

    Our stock has historically been thinly traded, and the ability of the selling stockholders to sell their shares in the open market could depress our stock price.

      During 1999, our trading volume on the Nasdaq National Market has averaged less than 60,000 shares per week, and during the quarter ended September 30, 1999 averaged less than 30,000 shares per week. By virtue of this prospectus, the selling stockholders will be able to resell publicly up to 1,149,208 shares of our common stock. If they were to do so in large volumes during short periods of time, our stock price on the Nasdaq National Market could be significantly depressed. Furthermore, the formula for calculating the conversion price of the Series B 5% Convertible Preferred Stock and the exercise price of the warrants held by certain of the selling stockholders is tied to a percentage of the then-current market price of our common stock, so those selling stockholders have no incentive to try to help support our stock price by selling in small blocks over a period of time or otherwise in a manner that would avoid a depression in the market price. See "Selling Stockholders--The Selling Funds."

   Our preferred stock may delay or prevent a takeover of our company possibly preventing you from obtaining higher stock prices for your shares.

   Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by our stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of the company. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could adversely affect the market value of our common stock. We have no present plans to issue shares of preferred stock.

   The concentration of ownership of our common stock and the antitakeover effects of Delaware law could adversely affect the performance of our stock.

   Our executive officers and directors and their family members together beneficially own approximately 62.9% of the issued and outstanding shares of our common stock. As a result, such persons will have the ability to elect a majority of directors and exert control over our affairs, irrespective of how our other stockholders may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the company. In addition, Section 203 of the General Corporation Law of Delaware prohibits us from engaging in certain business combinations with interested stockholders, as defined by statute. These provisions may have the effect of delaying or preventing a change in control of the company without action by our stockholders, and therefore could adversely affect the price of our common stock.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains certain forward-looking statements, including among others (i) the projected growth in the engineering software market; (ii) anticipated trends in our financial condition and results of operations; (iii) our business strategy for expanding our presence in the engineering software industry; and (iv) our ability to distinguish ourselves from our current and future competitors. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described in the Risk Factors discussion, important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the engineering software or information technology industry; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this Risk Factors discussion, there can be no assurance that the events predicted in forward-looking statements contained in this prospectus will in fact transpire.

                              PLAN OF DISTRIBUTION

   The shares being offered hereby will be offered and sold by the selling stockholders for their own accounts. We will not receive any of the proceeds from the sale of the shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal, accounting, printing and filing fees, and such expenses are estimated to be $20,000.

   The shares offered by this prospectus may be sold from time to time by the selling stockholders and those persons' pledgees, donees, transferees or other successors in interest. The selling stockholders may sell the shares on the Nasdaq National Market or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:


   - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

   - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus; and

   - ordinary   brokerage  transactions  and  transactions  in  which  a  broker solicits purchasers.

   In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

   Regulation M under the Securities Exchange Act of 1934 prohibits participants in a distribution and their affiliates from bidding for or purchasing any of the securities that are the subject of the distribution. It also governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

   If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

   - the name of each of the participating broker-dealers,

   - the number of shares involved,

   - the price at which the shares were sold,

   - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

   - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

   - any other facts material to the transaction.

   We have agreed to indemnify the selling stockholders against liabilities, including certain liabilities under the Securities Act of 1933 or to contribute to payments which the selling stockholders may be required to make in respect of these liabilities.

                              SELLING STOCKHOLDERS

General

   There are three selling stockholders. We sometimes refer to The Shaar Fund, Ltd. and Triton Private Equities Fund, L.P. as the selling funds. The selling stockholders are acting individually, not as a group. None of the selling stockholders or their affiliates has held any position, office or other material relationship, other than as a stockholder, with us, except that Bharat Manglani became a non-executive officer employee of ours after our acquisition of NetGuru Systems, Inc. and NetGuru Consulting, Inc. The identity of the selling stockholders and the maximum number of shares of common stock offered under this prospectus by each of them are as follows:

         The Shaar Fund, Ltd.           790,000 shares  (1)
         Triton Private Equities
           Fund, L.P.                   188,573 shares  (1)
         Bharat Manglani                170,635 shares
----------

(1) This number of shares is the initial number that these funds has the right to require us to register for them. The actual number of shares that these funds will acquire and then sell under this prospectus is determined, in part, by a formula described below under "The Selling Funds," although the maximum number of shares of common stock offered under this prospectus by these funds will not exceed the amounts shown above. If the conversion formula yields a greater number of shares, then we will file a new registration statement covering those additional shares.

The Selling Funds

   Shares Offered Under this Prospectus

   The Shaar Fund, Ltd. is offering up to 790,000 shares of our common stock and Triton Private Equities Fund, L.P. is offering up to 188,573 shares of our common stock. They have the right to acquire those shares under the terms of 371,429 shares of Series B 5% Convertible Preferred Stock, and 50,000 warrants that they acquired on September 14, 1999.

   The number of shares offered under this prospectus by the selling funds consists of the following three components:

      - 40,000 shares of our common stock which The Shaar Fund, Ltd. can acquire under a warrant which is exercisable at $9.7076 per share.

      - 750,000 shares of our common stock into which Series B 5% Convertible Preferred Stock held by The Shaar Fund, Ltd. is assumed to be convertible. Under our agreement with The Shaar Fund, Ltd., we are required initially to register this number of shares. This number is determined based upon the assumption that the conversion of the Series B 5% Convertible Preferred Stock into common stock will occur at a conversion price of $4.00 per share.

      - 10,000 shares of our common stock which Triton Private Equities Fund, L.P. can acquire under a warrant which is exercisable at $9.7076 per share.

      - 178,573 shares of common stock into which the Series B 5% Convertible Preferred Stock is assumed to be convertible. Under our agreement with Triton Private Equities Fund, L.P., we are required initially to register this number of shares. This number is determined based upon the assumption that the conversion of the Series B 5% Convertible Preferred Stock into common stock will occur at a conversion price of $4.00 per share.

   Series B 5% Convertible Preferred Stock

   The Series B 5% Convertible Preferred Stock has a stated value of $10.00 per share, which is credited towards the purchase of shares of our common stock at an agreed-upon conversion price. The conversion price is the lesser of $12.8438 per share or a discount to the "market price" of our common stock at the time of conversion. For these purposes, the "market price" is the average of the three lowest closing bid prices of our common stock during the ten trading days immediately preceding the conversion.

   The conversion price of the Series B 5% Convertible Preferred Stock can never exceed $12.8438 per share, but may be less than that ceiling, based upon the following:

   Time of Conversion                        Conversion Price

   90 - 120 days  after  purchase            105% of  market  price
   120 - 150 days  after purchase            103% of market price
   150 - 180 days after  purchase            100% of market price
   180 - 210 days  after  purchase           97% of market  price
   210 days or more after purchase           95% of market price

   If at any time our common stock is delisted from the Nasdaq National Market, the conversion price will be reduced to 65% of market price.

   The selling funds may elect when to convert the Series B 5% Convertible Preferred Stock; however, on September 14, 2002, the selling funds must convert all outstanding shares of Series B 5% Convertible Preferred Stock at the applicable conversion price.

   At any time after 180 days from the purchase date (September 14, 1999), we may redeem any unconverted Series B 5% Convertible Preferred Stock from the selling funds for 100% of the stated value, upon 60 days written notice.

   All shares being offered by the selling funds are being registered under registration rights agreements between the selling funds and us.

   Examples of the Effect of the Formula Conversion Price

   The following tables give several examples of the number of shares of common stock into which the 371,429 shares of Series B 5% Convertible Preferred Stock could be converted, depending on the market price of the common stock.

   Since there are maximum conversion prices for the Series B 5% Convertible Preferred Stock, the selling funds will always be able to acquire a substantial number of shares of common stock, even if the market price of our common stock is high.

   After December 13, 1999, the selling funds will be able to acquire at least 289,189 shares of common stock upon conversion of the Series B 5% Convertible Preferred Stock, no matter how high our market price may be at that time, because the $12.8438 maximum conversion price for the Series B 5% Convertible Preferred Stock will apply.

   Assuming all 371,429 shares of the Series B 5% Convertible Preferred Stock are converted at the lower of 95% of market price (which applies after 210 days following the purchase of the Series B 5% Convertible Preferred Stock) or the $13.1562 maximum conversion price:

                                                     Number of
      Market Price          Conversion Price       Common Shares

          $2.00 (1)              $ 1.30 (1)           2,857,146
           5.00                    4.75                 781,956
           7.50                   7.125                 521,304
          10.00                    9.50                 390,978
          15.00 (2)              12.8438 (2)            289,189

----------

(1) At $2.00 per share, it is likely that our common stock will have been delisted from the Nasdaq National Market, in which case the 65% of market price conversion factor would apply.
(2) At any market price greater than $13.52, the maximum conversion price of $12.8438 applies to the Series B 5% Convertible Preferred Stock.

   The exact number of shares that the selling funds will actually sell pursuant to this prospectus may be less than the full 978,573 because the selling funds have the discretion to determine when and whether they will sell any shares under this prospectus, and also because the actual number of shares which the selling funds will acquire by converting the Series B 5% Convertible Preferred Stock is not known. If the selling funds acquire a greater number of shares upon conversion of the Series B 5% Convertible Preferred Stock, then we will file a new registration statement covering those additional shares. Also, we must file another registration statement covering additional shares of our common stock underlying the Series B 5% Convertible Preferred Stock if the market price of our common stock falls below $5.00 per share on any day.

Bharat Manglani

   Mr. Manglani is offering shares of our common stock that he acquired from us in connection with our acquisition of NetGuru Systems, Inc. and NetGuru Consulting, Inc. from Mr. Manglani.

                                 USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of the shares of common stock offered hereby.

                                     EXPERTS

   The consolidated financial statements of Research Engineers, Inc. and subsidiaries as of March 31, 1999, and for the years ended March 31, 1999 and 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

   Certain legal matters in connection with the legality of the securities offered hereby will be passed upon for Research Engineers, Inc. by Rutan & Tucker, LLP, Costa Mesa, California.

                       WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 covering the shares of common stock offered pursuant to this prospectus. This prospectus omits certain information and exhibits included in the registration statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

   We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports and other information with the Commission. Reports, proxy statements and other information filed by us with the Commission may be inspected at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings, including the registration statement, will also be available to you on the Commission's Internet site (http://www.sec.gov).

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   We have filed the documents listed below with the Commission. These documents are incorporated herein by reference: (a) our Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999; (b) our Current Report on Form 8-K dated September 28, 1999; (c) our Proxy Statement dated October 13, 1999; (d) our Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999; and (e) the description of our common stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 on June 11, 1996 (incorporating by reference information contained in our registration statement on Form SB-2 filed pursuant to the Securities Act of 1933).

   All reports and documents which we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated herein modifies or supersedes that statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request, a copy of any or all of the documents referred to above which have been incorporated into this prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into any such document). Requests for such copies should be directed to Wayne Blair, Research Engineers, Inc., 22700 Savi Ranch Parkway, Yorba Linda, California 92887; Telephone: (714) 974-2500.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the registrant, are as follows:

    Registration fee.........................      $2,955
    Printing expenses........................         500
    Legal fees and expenses..................      10,000
    Accounting fees..........................       4,000
    Miscellaneous expenses...................       2,545

              Total.........................      $20,000

Item 15. Indemnification of Directors and Officers.

   The liability of the registrant's controlling persons, officers or directors is or may be affected in such capacity by the following:

   The registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The registrant's Bylaws provide that the registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Item 16. Exhibits.

   Exhibit
   Number         Description of Exhibit
   -------        ----------------------

   5 Opinion of Rutan & Tucker, LLP as to the legality of the shares of common stock registered hereunder.

   23.1           Consent of KPMG LLP.

   23.2           Consent of Rutan & Tucker, LLP (included in Exhibit Number 5).

Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of post-effective amendment to this registration statement any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yorba Linda, State of California, on October 13, 1999.

                                    RESEARCH ENGINEERS, INC.

                                    By: /S/JYOTI CHATTERJEE
                                        ---------------------------
                                        Jyoti Chatterjee, President

                                POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints Jyoti Chatterjee and Wayne Blair, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-3 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities on October 13, 1999.

      Name                                  Title                     Date
----------------------              ------------------------    ----------------

/S/AMRIT K. DAS                     Chairman of the Board       October 13, 1999
--------------------                and Director
Amrit K. Das


/S/JYOTI CHATTERJEE                 President (principal        October 13, 1999
--------------------                executive officer) and
Jyoti Chatterjee                    Director


/S/WAYNE BLAIR                      Chief Financial Officer     October 13, 1999
--------------------                (principal accounting
Wayne Blair                         officer)


/S/DAN W. HEIL                      Director                    October 13, 1999
--------------------
Dan W. Heil


/S/BRUCE E. CUMMINGS                Director                    October 13, 1999
--------------------
Bruce E. Cummings


/S/SANTANU DAS                      Director                    October 13, 1999
--------------------
Santanu Das


                                INDEX TO EXHIBITS


Exhibit Number                Description of Exhibit                 Page Number
--------------                ----------------------                 -----------
     5                  Opinion of Rutan & Tucker, LLP as
                        to the legality of the shares of
                        common stock registered hereunder.

     23.1               Consent of KPMG LLP.

     23.2               Consent of Rutan & Tucker, LLP
                        (included in Exhibit Number 5).